ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO
Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2016

Addison, Texas, August 16, 2016; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the second quarter ended June 30, 2016 and provided a review of its operating activities.

Commenting on the Company’s activities, Helmut Kerschbaumer, Interim President and CEO of ULURU Inc., stated, “We are pleased to report that our ongoing efforts to develop and expand our international distribution footprint are being rewarded.  In June 2016, we entered into a cooperation agreement with Saraya Co. for the registration and subsequent distribution of Altrazeal® in Japan.  Saraya Co. is a leading company in Japan that is engaged in the development, manufacture, distribution and sales of a variety of health, sanitation, hygiene and related products.  They have a large sales force focused on the medical community.  We understand that the process of product registration has commenced and are hopeful that the registration process will be completed by year-end 2017 although regulatory approval can be very unpredictable.”

“We are also pleased to report we have entered into a licensing and distribution agreement with Juthis Corporation of South Korea for the marketing, sale and distribution of Altrazeal® in both Malaysia and South Korea.  Juthis Corporation is a leading supplier of wound care and respiratory products in these two countries and is well positioned to facilitate the sale and distribution of Altrazeal®.  In order to support our partners in Asia, Altrazeal® will be showcased at the North Borneo Wound Conference 2016 to be held August 19, 2016 to August 21, 2016.”

“As mentioned previously, we continue to work on establishing a direct relationship with local “in country” distributors that had relationships with one of Uluru’s prior distributors based in Switzerland that has filed for insolvency earlier this year. These markets include several countries in Latin America. These distributors are of particular interest since these distributors have submitted product orders totalling $86,000 that were placed on credit hold given the insolvency filing of our prior distributor. We are hopeful that we will soon be in a position to ship this product order for Latin America and receive payment.”

“We participated at the European Wound Management Association conference held in Bremen Germany.  The conference, known as EWMA, is one of the largest such events in the world and attracted approximately 7,000 participants from Germany, Europe and other international markets. Altrazeal® was showcased in one of the leading conference publications and generated significant interest from conference attendees.  We have been receiving feedback that the concept of extended wear time, which is a featured benefit of Altrazeal®, is becoming more and more accepted by the end users in the wound management market.”

“The German market continues to be a bright spot for us as our German distributor is making numerous “in market” advances and has just recently placed a reorder for product that we hope to ship before the end of the current quarter.  In conjunction with our German distributor, we have developed a new product called Altrazeal® Easy which was launched earlier this month.  The product is a combination pack of Altrazeal® and Microdacyn hydrogel created to make the use and application of Altrazeal® effortless.  This combination pack has been warmly received by the market and we are considering other similar innovations for both Germany and other markets.  Also in Germany we have found that, in addition to the currently available 0.75g Altrazeal® blister, the market would like to have an Altrazeal® blister with 2.0g of transforming powder to address larger wound areas.  We are in the process of evaluating the introduction of this product size.”

Mr. Kerschbaumer continued, “Some of our international distributors have also developed a relationship with DEBRA, an international organization focused on patients with a skin disorder known as Epidermolysis Bullosa or “EB” or “Butterfly Disease”.  EB is a rare genetic connective tissue disorder that affects 1 out of every 20,000 births in the United States.  Although we don’t have specific statistics at present, the same incident ratio is probably true in other countries too.  EB patients have extremely fragile skin that blisters and tears from minor friction or trauma.  Daily wound care, pain management, and protective bandaging are the only options available for people suffering with EB. At this time, there is no treatment or cure for this condition.  We are currently participating in a study with 24 patients to evaluate the clinical benefits and advantages of Altrazeal® in the daily regimen of EB Patients.”

Commenting on the status of OraDisc™, Mr. Kerschbaumer said, “With respect to new products, we continue to work on developing OraDisc™ and marrying the delivery vehicle with appropriate active compounds that we believe will be of interest to the pharmaceutical industry.  Further updates on these efforts will be given as and when circumstances warrant.”

Commenting on Uluru’s operating cost structure, Mr. Kerschbaumer said, “With respect to cost rationalization, we continue to focus on spending our money wisely and doing more with less.  The results of some of these actions are evident in our recent financial results and we look to continue with this effort.  It is also worth noting that these savings have also been achieved against substantial efforts to get new distribution agreements in place and to get Altrazeal® registered for sales and distribution in various countries such as South America, Saudi Arabia, Kuwait, and the Middle East.  Our efforts in getting Altrazeal® registered in new territories are an on-going process and we are hopeful that the fruits of these efforts will be evident in the near future.”

Mr. Kerschbaumer added, “With respect to actual sales, it is no doubt disappointing that we were not in a position to recognize Altrazeal® product sales in the first and second quarters of 2016.  Some of this is a result of the continued dislocation brought about by the insolvency filing by our distributor located is Switzerland and the credit hold placed on product order for several territories.  However, we are pleased to be in a position to report that we have so far in the third quarter of 2016 received orders for Altrazeal® for shipments to Germany, Malaysia and South Korea.  We are hopeful that other orders will also materialize in the coming weeks.”

FINANCIAL RESULTS

For the second quarter of 2016, the Company reported a net loss of approximately $536,000, or $0.01 per share, compared with a net loss of approximately $729,000, or $0.03 per share, for the same period last year.  For the six months ended June 30, 2016, we reported a net loss of approximately $1,183,000, or $0.02 per share, compared with a net loss of approximately $1,468,000, or $0.06 per share, for the same period last year.

Revenues
Revenues for the second quarter of 2016 were $264,000, as compared to $259,000 for the same period last year.  The net increase of approximately $5,000 in revenues from the second quarter of 2016 compared to the second quarter of 2015 is primarily attributable to a decrease of $239,000 in Altrazeal® product sales as territories in Europe and the Middle East have not generated product orders consistent with prior year and one of our international distributors, Altrazeal AG, had their licensing agreement cancelled given their breach of the licensing agreement.  Given the uncertainty of collecting payment for any product shipments to territories previously controlled by Altrazeal AG, we felt it prudent to delay product shipments to these territories until such time as credit can be established with a new licensee or direct relationships can be formed with existing sub-distributors.  The decrease in Altrazeal® product sales was partially offset by the recognition of unamortized licensing fees of approximately $253,000 related to the cancellation of distribution agreements with two distributors; KunWha Pharmaceutical Co., and Jiangxi Aiqilin Pharmaceuticals Group.  The recognition of unamortized licensing fees is based upon the cancellation of the distribution agreements and that there are no further performance obligations that are required by the Company under each distribution agreement.  The Company originally received a licensing payment from KunWha Pharmaceutical Co. of $50,000 in June 2008 and received licensing payments from Jiangxi Aiqilin Pharmaceuticals Group of $250,000 and $100,000 in June 2010 and September 2011, respectively.

Revenues for the six months ended June 30, 2016 were $373,000, as compared to $554,000 for the comparative period of 2015.  The net decrease of $181,000 in revenues is primarily attributable to a decrease of approximately $511,000 in Altrazeal® product sales as territories in Europe and the Middle East have not generated product orders consistent with prior year and one of our international distributors, Altrazeal AG, had their licensing agreement cancelled by us given their breach of the licensing agreement.  The decrease in Altrazeal® product sales was partially offset by the recognition of unamortized licensing fees of approximately $343,000 related to the cancellation of distribution agreements with three distributors; Altrazeal AG, KunWha Pharmaceutical Co., and Jiangxi Aiqilin Pharmaceuticals Group.  The Company originally received a licensing payment from Altrazeal AG of $125,000 in September 2013, in addition to the aforementioned original licensing payments from KunWha Pharmaceutical Co. and from Jiangxi Aiqilin Pharmaceuticals Group.

Research and Development
Research and development expenses for the second quarter of 2016 were $135,000, including $300 in share-based compensation, as compared to $219,000, including $19,000 in share-based compensation, for the same period last year.  The decrease of approximately $84,000 in research and development expenses was primarily due to, in approximate numbers, a decrease of $39,000 direct research costs primarily related to consulting costs and product registration costs, and a decrease of $67,000 in scientific compensation related wage reductions by existing staff, lower head count, and lower share-based compensation.  These expense decreases were partially offset by an increase of $16,000 in regulatory consulting costs and an increase of $6,000 in miscellaneous operating costs.

Research and development expenses for the six months ended June 30, 2016 were $271,000, including $9,000 in share-based compensation, as compared to $423,000, including $37,000 in share-based compensation for the same period last year.  The decrease of approximately $152,000 in research and development expenses was primarily due to, in approximate numbers, a decrease of $99,000 in direct research costs primarily related to consulting costs and product registration costs, and a decrease of $92,000 in scientific compensation related wage reductions by existing staff, lower head count, and lower share-based compensation.  These expense decreases were partially offset by an increase of $33,000 in regulatory consulting costs and an increase of $6,000 in miscellaneous operating costs.

Selling, general and administrative
Selling, general and administrative expenses for the second quarter of 2016 were $385,000, including $18,000 in share-based compensation, compared to $495,000, including $51,000 in share-based compensation, for the same period last year.  The decrease of approximately $110,000 in selling, general and administrative expenses was primarily due to, in approximate numbers, a decrease of $64,000 in compensation as costs associated with our Interim President and Chief Executive Officer are categorized under international sales management whereas the costs for our prior President and Chief Executive Officer were categorized under compensation, a decrease of $84,000 in directors fees that is composed of a decrease of $32,000 in share-based compensation and a decrease of $52,000 in cash compensation, a decrease of $25,000 in legal costs due to the settlement of a licensing agreement dispute, a decrease of $6,000 in XBRL translation costs, and a decrease of $2,000 in property tax accruals.  These expense decreases were partially offset by, in approximate numbers, an increase of $36,000 in operating costs associated with international sales management, an increase of $22,000 in brand marketing and convention costs, an increase of $4,000 in legal fees related to our patents, and an increase of $9,000 in miscellaneous expenses.

Selling, general and administrative expenses for the six months ended June 30, 2016 were $704,000, including $37,000 in share-based compensation, compared to $941,000, including $108,000 in share-based compensation, for the same period last year.  The decrease of approximately $237,000 in selling, general and administrative expenses was primarily due to, in approximate numbers, a decrease of $101,000 in compensation, as costs associated with our Interim President and Chief Executive Officer are categorized under international sales management whereas the costs for our prior President and Chief Executive Officer were categorized under compensation, a decrease of $174,000 in directors fees that is composed of a decrease of $105,000 in cash compensation and a decrease of $69,000 in share-based compensation, a decrease of $41,000 in legal costs due to the settlement of a licensing agreement dispute, a decrease of $11,000 in legal fees related to our patents, a decrease of $7,000 in accounting fees, and a decrease of $4,000 in miscellaneous expenses.  These expense decreases were partially offset by, in approximate numbers, an increase of $38,000 in operating costs associated with international sales management, an increase of $22,000 in brand marketing and convention costs, an increase of $16,000 in bad debt expense accruals, and an increase of $25,000 in commission costs relating to a product license as the prior year included a one-time credit adjustment.

Amortization of Intangible Assets
Amortization of intangible assets expense for the second quarter of 2016 was $200,000 as compared to $118,000 for the same period last year.  The expense for each period consists primarily of amortization associated with our acquired patents and licensing rights.  The increase of approximately $82,000 is attributable to the acquisition of licensing rights that occurred in December 2015.

Amortization of intangible assets expense for the six months ended June 30, 2016 were $398,000 as compared to $236,000 for the same period last year.  The increase of approximately $162,000 is attributable to the acquisition of licensing rights that occurred in December 2015.

There were no additional purchases of patents or licensing rights during the three and six months ended June 30, 2016 and 2015, respectively.

Depreciation
Depreciation expense for the second quarter of 2016 was $33,000 as compared to $46,000 for the same period last year.  The decrease of approximately $13,000 is attributable to certain equipment being fully depreciated.

Depreciation expense for the six months ended June 30, 2016 was $66,000 as compared to $104,000 for the same period last year.  The decrease of approximately $38,000 is attributable to certain equipment being fully depreciated.

Interest Expense
Interest expense for the second quarter of 2016 was $44,000 as compared to $63,000 for the same period last year.  Interest expense typically includes financing costs for our insurance policies, interest costs related to regulatory fees, and interest costs and amortization of debt discount and financing costs related to debt.  The decrease of approximately $19,000 in interest expense is primarily attributable to the decreased principal balance due under the April 2015 Note with Inter-Mountain and accruals for interest expense associated with regulatory fees.

Interest expense for the six months ended June 30, 2016 was $91,000 as compared to $76,000 for the same period last year.  The increase of approximately $15,000 in interest expense is primarily attributable to the April 2015 Note with Inter-Mountain.

Foreign Currency transaction Gain (Loss)
Foreign currency transaction loss for the second quarter of 2016 was $3,000 as compared to a foreign currency transaction gain of approximately $35,000 for the same period last year.  The decrease of approximately $38,000 is related to fluctuations in the Euro exchange rate experienced during 2015 and 2016 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Foreign currency transaction gain for the six months ended June 30, 2016 was $1,000 as compared to a foreign currency transaction loss of approximately $58,000 for the same period last year.  The improvement of approximately $59,000 is related to fluctuations in the Euro exchange rate experienced during 2015 and 2016 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Accommodation fee due on promissory note
Accommodation fee due on promissory note for the second quarter of 2016 was nil and for the six months ended June 30, 2016 was $25,000 as compared to nil for the each of the same periods last year.  The fee is based on a January 2016 Waiver Agreement with Inter-Mountain Capital Corp. that resulted from our failure to make the installment payment due in November 2015 on a timely basis.

Commenting on the Company’s financial results, Terrance K. Wallberg, Chief Financial Officer of ULURU Inc., observed, “The operating results for the second quarter of 2016 continue to reflect the benefits of our cost saving initiatives and reduced overhead cost structure as our operating costs for research and development and operating costs for selling, general, and administrative reflect a savings of approximately $194,000 versus the same quarter last year.  For the six months ended June 30, 2016 we are reflecting a savings of almost $390,000 for the same cost categories as compared to the same period last year.

Mr. Wallberg also indicated that, “In regards to the promissory note with Inter-Mountain Capital Corporation, on August 11, 2016 we provided the final installment payment due under the promissory note therefore this debt has now been paid in full. “

Commenting on the Company’s capital needs, Mr. Wallberg said, “The Company continues to be a net user of capital and additional funding will be required to fund the Company’s operations going forward.  This is something we are all working on and will continue to be a focus of our attention over the coming weeks and months.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial or operational performance of ULURU Inc. (the "Company”).   When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements in this press release may include statement with respect to the anticipated progress of our technology development, clinical advantages of our products, the continued success of our cost saving programs, our ability to consolidate our distribution network or enter into relationships with distributors or sub-distributors, realizing revenue increases from the sale of Altrazeal®, our ability to stimulate demand for our products, anticipated product launches and regulatory filings, near term product revenue and collection opportunities, our ability find additional sources of capital, and anticipated extensions of product lines. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2015 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues
License fees	$259,813	$15,979	$361,089	$30,518
Product sales, net	4,520	243,018	12,036	523,127
Total Revenues	264,333	258,997	373,125	553,645

Costs and Expenses
Cost of product sold	528	81,286	1,451	182,816
Research and development	135,331	219,335	271,490	423,494
Selling, general and administrative	384,900	495,034	703,701	941,191
Amortization of intangible assets	199,526	118,461	398,162	235,622
Depreciation	33,165	46,218	66,330	104,527
Total Costs and Expenses	753,450	960,334	1,441,134	1,887,650
Operating (Loss)	(489,117)	(701,337)	(1,068,009)	(1,334,005)

Other Income (Expense)
Interest and miscellaneous income	515	69	537	211
Interest expense	(44,445)	(63,185)	(91,203)	(76,154)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction gain (loss)	(3,196)	35,074	1,090	(57,704)
Accommodation fee due on promissory note	---	---	(25,000)	---
(Loss) Before Income Taxes	(536,243)	(729,379)	(1,182,585)	(1,467,652)

Income taxes	---	---	---	---
Net (Loss)	$(536,243)	$(729,379)	$(1,182,585)	$(1,467,652)

Basic and diluted net (loss) per common share	$(0.01)	$(0.03)	$(0.02)	$(0.06)

Weighted average number of common shares outstanding	62,974,431	24,767,889	50,316,681	24,613,809

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2016	December 31, 2015
	(Unaudited)	(Audited)

Cash and cash equivalents	$718,135	$180,000
Current assets	1,404,397	926,805
Property and equipment, net	191,087	257,417
Other assets	5,849,578	6,244,845
Total assets	7,445,062	7,429,067

Current liabilities	2,183,261	2,540,403
Long term liabilities – deferred revenue	401,368	685,287
Total liabilities	2,584,629	3,225,690
Total stockholders’ equity	4,860,433	4,203,377